EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Beckman Coulter, Inc.:

We consent to incorporation herein by reference of our audit report dated January 25, 2002, relating to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001, annual report on Form 10-K of Beckman Coulter, Inc.

/s/ KPMG LLP

Costa Mesa, California
July 26, 2002